Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ron Zollars, San Diego	Zuraidah Hashim, Washington
	858/826-7896	703/676-2541
	zollarsr@saic.com	hashimz@saic.com

SAIC AGREES TO ISSUE $300 MILLION OF 5 ½ PERCENT UNSECURED NOTES DUE 2033

(SAN DIEGO) June 16, 2003 — Science Applications International Corporation (SAIC) announced today that it has agreed to issue in a private placement $300 million of 5 ½ percent unsecured notes due 2033. The closing of the offering is subject to market and other conditions.

SAIC expects to use the net proceeds of this offering to purchase the buildings at its McLean, VA offices currently leased by SAIC and for general corporate purposes, including future acquisitions, expansion of its outsourcing business, stock repurchases and capital expenditures.

The notes have not been registered under the Securities Act of 1933 or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States under Regulation S. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is for informational purposes only and does not constitute an offer to sell or a solicitation of offers to buy the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SAIC is the nation’s largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics. With annual revenues of

$5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.